Exhibit 99.1

Verra Mobility Enters into Binding Agreement to Acquire Redflex Holdings Limited

Combination will accelerate the company’s global expansion and strengthen its technological capabilities

MESA, Ariz., January 21, 2021 – Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, today announced it has entered into a binding agreement with Redflex Holdings Limited (ASX: RDF) to acquire 100% of the issued share capital of Redflex at a price of A$0.92 per share, representing a total acquisition price of A$146.1 million.

The combination of Verra Mobility and Redflex will enable global delivery of leading road safety products and services, and will result in increased resources, scale, enhanced technology capabilities, and an expanded global reach. The combined group will also accelerate and heighten Verra Mobility’s ability to provide innovative solutions and world-class services for all of its customers and partners.

“We are delighted at the prospect of welcoming the Redflex team and their customers to the Verra Mobility family,” said David Roberts, Chief Executive Officer, Verra Mobility. “We are incredibly excited for this step forward in building the Verra Mobility of the future, expanding our portfolio of safe city solutions, and solidifying our position as a global leader in smart transportation.”

Mark J. Talbot, Redflex Group Chief Executive Officer, commented that, “The combination is expected to provide significant benefits for all stakeholders and will further strengthen the service and innovation that Redflex delivers to its worldwide customer base. The agreement is a strong endorsement of the quality of the Redflex business, the achievements of Redflex’s strategic initiatives over the last few years, and the strategic value we can add to a leading industry player such as Verra Mobility.”

The transaction is to be implemented via a scheme of arrangement under Australian law and its closing is subject to the satisfaction of customary conditions precedent in transactions of this type, including Redflex shareholder approval and necessary regulatory and court approvals. The transaction is currently expected to close in May 2021.

Redflex is a company listed on the Australian Securities Exchange, details of which are available at www.redflex.com and https://www2.asx.com.au (ASX: RDF).

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through connectivity with more than 50 individual tolling authorities and more than 400 issuing authorities. Verra Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in more than 15 countries. For more information, visit www.verramobility.com.

About Redflex

During the past 25 years, Redflex has established itself as a world leader in developing and implementing intelligent traffic management products and services which are sold and managed in the Asia Pacific, North America, United Kingdom, Europe and Middle East regions. Redflex develops, manufactures and operates a wide range of platform-based solutions all utilizing advanced sensor and image capture technologies enabling active management of state and local motorways.

The Redflex Group runs its own systems engineering operations, system integration technologies and innovation center for research and development. With a continuous program of product development, Redflex has been helping to improve roadway safety, alleviate congestion and reduce the harmful impacts of vehicle emissions.

Redflex Holdings Limited was listed on the Australian Securities Exchange in January 1997.

Verra Mobility Investor Contact:

Marc P. Griffin

ICR, Inc., for Verra Mobility

646-277-1290

IR@verramobility.com